UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 24, 2020

 HELEN OF TROY LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number:  001-14669

Bermuda     74-2692550
(State or other jurisdiction of incorporation or organization)    (I.R.S. Employer Identification No.)
Clarendon House, 2 Church Street, Hamilton, Bermuda
(Address of principal executive offices)

1 Helen of Troy Plaza, El Paso, Texas             79912
(Registrant’s United States Mailing Address)            (Zip Code)
(915) 225-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $0.10 Par Value Per Share	HELE	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously reported, Helen of Troy Limited, a Bermuda company (the “Company”), entered into the Amended and Restated Credit Agreement, now by and among the Company, Helen of Troy Texas Corporation, a Texas corporation (the “Borrower”), Bank of America, N.A., and the other lenders party thereto (as amended, the “Credit Agreement”). On March 24, 2020, the Borrower borrowed approximately $200 million under the Credit Agreement as part of a comprehensive precautionary approach to increase the Company's cash position and maximize its financial flexibility in light of the current volatility in the global markets resulting from the coronavirus (COVID-19) outbreak. After giving effect to the borrowing, as of March 24, 2020, the remaining amount available for borrowings under the Credit Agreement was $536.4 million and our cash and cash equivalents on hand was approximately $393.0 million. Covenants in our debt agreements can limit the amount of indebtedness we can incur. Borrowings under the Credit Agreement bear interest, at the Borrower's option, at annual rates of either the Base Rate or the Eurodollar Rate (each as defined in the Credit Agreement), plus a margin based on the Net Leverage Ratio (as defined in the Credit Agreement) of 0% to 1.0% and 1.0% to 2.0%, respectively, for Base Rate and Eurodollar Rate borrowings. The commitment under the Credit Agreement terminates on March 13, 2025. The Company may repay amounts borrowed at any time without penalty.

Additional details regarding the Credit Agreement are contained in Item 1.01 and Item 2.03 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 17, 2020 (“Prior 8-K”) and are incorporated herein by reference. The foregoing discussion of the terms of the Credit Agreement is not complete and is subject to, and qualified in its entirety by reference to, the Credit Agreement filed as Exhibit 10.1 to the Prior 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Julien Mininberg, the Company’s Chief Executive Officer, has agreed to a temporary 30% reduction in his base salary and annual incentive target and threshold levels, which will be based on 200% and 100% of his base salary earned, respectively, during the Company’s fiscal year 2021. Brian Grass, the Company’s Chief Financial Officer, has also agreed to a temporary 20% reduction in his base salary and annual incentive target, maximum and threshold levels, which are targeted at 75% of his base salary earned during fiscal year 2021. The reductions in the base salaries are effective beginning April 1, 2020 and continue until further notice by the Company, but in no case will these reductions continue past February 28, 2021. Both Mr. Mininberg and Mr. Grass have agreed to waive provisions in their respective employment and severance agreements to effect these changes. In addition, the base salaries of all other members of the Company’s executive leadership team will be temporarily reduced by graduated amounts.

Item 7.01	Regulation FD Disclosure

In response to the current business environment as impacted by COVID-19, the Company is taking a variety of precautionary measures and appropriately adjusting its operational needs, including a significant reduction in expenses. As part of these efforts and as referenced above in Item 5.02, the Company is temporarily reducing the base salaries of its named executive officers and all other members of the Company’s executive leadership team.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELEN OF TROY LIMITED

Date: March 30, 2020	/s/ Brian L. Grass
Brian L. Grass
Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

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